As filed with the Securities and Exchange Commission on September 3, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
 FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
_____________________________
Palo Alto Networks, Inc.
(Exact name of Registrant as specified in its charter)
_____________________________

Delaware	20-2530195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3000 Tannery Way
Santa Clara, California 95054
(Address of principal executive offices, including zip code)
_____________________________
2012 Equity Incentive Plan
2012 Employee Stock Purchase Plan
(Full title of the plan)
_____________________________
Nikesh Arora
Chief Executive Officer
Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054
(408) 753-4000
(Name, address and telephone number, including area code, of agent for service)
 _____________________________
Copies to:

Jeffrey D. Saper
Jose F. Macias	Bruce Byrd
Wilson Sonsini Goodrich & Rosati	General Counsel
Professional Corporation	Palo Alto Networks, Inc.
650 Page Mill Road	3000 Tannery Way
Palo Alto, California 94304	Santa Clara, California 95054
(650) 493-9300	(408) 753-4000
_____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange
Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_____________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2012 Equity Incentive Plan	4,378,330(2)	$459.78(4)	$2,013,068,567.40	$219,625.79
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2012 Employee Stock Purchase Plan	972,962(3)	$390.82(5)	$380,253,008.84	$41,485.61
TOTAL:	5,351,292		$2,393,321,576.24	$261,111.40
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2012 Equity Incentive Plan, as amended (the “2012 Plan”) and the Registrant’s 2012 Employee Stock Purchase Plan, as amended (the “2012 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Reflects an automatic annual increase to the number of shares of Common Stock reserved for issuance pursuant to future awards under the 2012 Plan, which increase is provided for in the 2012 Plan.
(3)Reflects an automatic annual increase to the number of shares of Common Stock reserved for issuance under the 2012 ESPP, which increase is provided for in the 2012 ESPP.
(4)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $459.78 per share, which is the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on August 27, 2021.
(5)Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $390.82 per share, which is 85% of the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on August 27, 2021. Pursuant to the 2012 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the Enrollment Date (as defined in the 2012 ESPP) or on the Exercise Date (as defined in the 2012 ESPP), whichever is lower.
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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Palo Alto Networks, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021 filed with the Commission on September 3, 2021 (the “Annual Report”);
b)The Registrant’s Current Report on Form 8-K filed with the Commission on August 12, 2021 (other than the portions of this document not deemed to be filed); and
c)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35594) filed with the Commission on July 9, 2012, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.
As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant’s certificate of incorporation includes provisions that may eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duties as directors and officers to the fullest extent permitted by applicable law. In addition, the certificate of incorporation provides that the Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who is or was a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant that has not been approved by the Registrant’s board of directors) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person.
In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the amended and restated certificate of incorporation and bylaws of the Registrant provide that:
•The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is a party or is threatened to be made a party to any proceeding (other than a proceeding by or in the right of the Registrant) by reason of the fact that he or she is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses, judgments and other amounts paid in settlement actually and reasonably incurred by such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
•The Registrant is required to indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was serving in such capacity or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, unless the court in which such proceeding is brought determines that such person is liable to the Registrant and does not determine that, despite such liability, such person is fairly and reasonably entitled to indemnification for such expenses;
•The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, provided that such director or officer must undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and
•The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors and officers and to obtain insurance to indemnify such persons.
In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.
The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
4.1	Restated Certificate of Incorporation of Palo Alto Networks, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012, as filed with the Commission on October 4, 2012).

4.2	Amended and Restated Bylaws of Palo Alto Networks, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on February 25, 2020).

4.3	Specimen common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-180620), as declared effective by the Commission on July 19, 2012).

4.4	Indenture between the Registrant and U.S. Bank National Association, dated as of July 12, 2018 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on July 13, 2018).

4.5	Indenture between the Registrant and U.S. Bank National Association, dated as of June 8, 2020 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on June 8, 2020).

4.6	Form of Global 0.75% Convertible Senior Note due 2023 (included in Exhibit 4.4).

4.7	Form of Global 0.375% Convertible Senior Note due 2025 (included in Exhibit 4.5).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

99.1	2012 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 26, 2019).

99.2	2012 Employee Stock Purchase Plan, as amended and restated (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017, as filed with the Commission on September 7, 2017).
Item 9. Undertakings.
A.The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on September 3, 2021.

PALO ALTO NETWORKS, INC.

By:	/s/ NIKESH ARORA
Nikesh Arora
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nikesh Arora, Dipak Golechha, and Jean Compeau, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ NIKESH ARORA	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 3, 2021
Nikesh Arora

/s/ DIPAK GOLECHHA	Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)	September 3, 2021
Dipak Golechha

/s/ JEAN COMPEAU	Deputy Chief Financial Officer and Chief Accounting Officer (Duly Authorized Officer and Principal Accounting Officer)	September 3, 2021
Jean Compeau

/s/ MARK D. MCLAUGHLIN	Vice Chairman and Director	September 3, 2021
Mark D. McLaughlin

/s/ NIR ZUK	Chief Technology Officer and Director	September 3, 2021
Nir Zuk

/s/ APARNA BAWA	Director	September 3, 2021
Aparna Bawa

/s/ ASHEEM CHANDNA	Director	September 3, 2021
Asheem Chandna

/s/ JOHN M. DONOVAN	Director	September 3, 2021
John M. Donovan

/s/ CARL ESCHENBACH	Director	September 3, 2021
Carl Eschenbach

/s/ DR. HELENE D. GAYLE	Director	September 3, 2021
Dr. Helene D. Gayle

/s/ JAMES J. GOETZ	Director	September 3, 2021
James J. Goetz

/s/ RT HON SIR JOHN KEY	Director	September 3, 2021
Rt Hon Sir John Key

/s/ MARY PAT MCCARTHY	Director	September 3, 2021
Mary Pat McCarthy

/s/ LORRAINE TWOHILL	Director	September 3, 2021
Lorraine Twohill